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                        [LETTERHEAD OF GODFREY & KAHN]

                                                                       Exhibit 5
                                March 31, 2000

Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, Wisconsin 53202

     Re:  Marshall & Ilsley Corporation
          Registration Statement on Form S-3

Gentlemen:

     We have acted as counsel for Marshall & Ilsley Corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of an offering of a maximum of $1,500,000,000 aggregate principal amount of the Company's debt securities (the "Securities") to be issued pursuant to an Indenture between the Company and Manufacturers Hanover Trust Company (now called Chase Manhattan Bank) (the "Trustee") dated as of November 15, 1985 (the "Senior Indenture"), as amended by the First Supplemental Indenture dated as of May 31, 1990 (the "First Supplemental Indenture") and a Second Supplemental Indenture dated as of July 15, 1993 (the "Second Supplemental Indenture"), and (ii) an Indenture between the Company and Chemical Bank (now called Chase Manhattan Bank) dated as of July 15, 1993 (the "Subordinated Indenture," which together with the Senior Indenture, as amended by the First Supplemental Indenture and the Second Supplemental Indenture, are collectively referred to herein as the "Indentures').

     We have examined: (a) the Senior Indenture, as amended by the First Supplemental Indenture and the Second Supplemental Indenture, and the Subordinated Indenture, (b) the Registration Statement, (c) the Company's Amended and Restated Articles of Incorporation and By-Laws, as amended, (d) certain resolutions of the Company's Board of Directors, and (e) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that:

          (1) The Company has been incorporated and is validly existing as a corporation under the laws of the State of Wisconsin; and

          (2) When the Securities have been duly executed, authenticated and delivered in accordance with the terms of the Indentures against full payment therefore as provided therein, the Securities will have been legally issued and the Indentures will be binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as enforceability may be limited by general principles of equity and by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent however, we do not admit that we are "experts" within the meaning of Section I I of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by, Section 7 of said Act.

                                   Very truly yours,

                                   /s/ GODFREY & KAHN, S.C.

                                   GODFREY & KAHN, S.C.